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                                                                    EXHIBIT 12
                                                                    ----------




                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES




(Dollars in millions)                                     6/30/95   6/30/94
                                                          -------   -------

1. Earnings
   --------
   Adjusted income from continuing operations before
     income taxes                                          $  831    $  888
   Interest expense                                           233       229
   Interest in operating rental expense (a)                    15        17
                                                          -------   -------
   Total earnings - continuing operations                  $1,079    $1,134
                                                          -------   -------


2. Fixed Charges
   -------------
   Interest expense (b)                                    $  233    $  229
   Interest in operating rental expense (a)                    15        17
                                                          -------   -------
   Total fixed charges - continuing operations             $  248    $  246
                                                          -------   -------
   RATIO OF EARNINGS TO FIXED CHARGES
     (1 divided by 2)                                        4.35      4.61
                                                          =======   =======





(a)   Computed as 1/3 of operating rental expense.
(b)   Includes capitalized interest.